Exhibit 99.1
Twitter Q4 and Fiscal Year 2019 Shareholder Letter
San Francisco, CA
February 6, 2020
Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. All growth rates referenced below are year-over-year unless otherwise indicated.
Highlights
•Q4 was a strong finish to 2019. We grew average monetizable DAU (mDAU) 21%, primarily driven by product improvements, including continued increases in relevance in the Home timeline and notifications.
•Revenue reached $1.01 billion, up 11%, reflecting steady progress on revenue product and solid performance across most major geographies, with particular strength in US advertising. Operating income of $153 million reflects ongoing investments across our top initiatives to drive growth and better serve the public conversation.
•We continued to make progress on health. In Q4, we increased our efforts to protect the integrity of election-related conversations and proactively limit the visibility of unhealthy content on Twitter, resulting in a 27% decline in bystander reports on Tweets that violate our terms of service.
Q4 was a strong finish to 2019. We grew average monetizable DAU (mDAU) 21%, primarily driven by product improvements, including continued increases in relevance in the Home timeline and notifications.
In Q4 we continued to improve our machine-learning models to provide more relevant content in people’s Home timelines and notifications, which contributed to 21% mDAU growth, and 15% growth in the US.
We are also making it easier for people to find what they are looking for when they come to Twitter by better organizing content around topics and events, and making it easier to follow and join conversations.
In Q4, we made it easier to find the best content on Twitter by allowing people to follow Topics, not just accounts. Now, even if people don’t know which accounts to follow, we recommend relevant Topics so people can see the best Tweets regarding those Topics, regardless of whether they follow the person that Tweeted. As of December 31, 2019, there were more than 1,700 Topics that people could follow in six languages, with new Topics being added each week. Topics are suggested automatically in the timeline, and can also be found through the Topics section in the side dashboard on mobile, or through searching for an available Topic. We are also making it easier for people to create and share great timelines about the things that matter to them through Lists. In Q4, we launched the ability to share Lists on both iOS and Android and added account recommendations that suggest new relevant accounts to Lists to keep them up to date.
We also gave people more control over their conversations in Q4, with the global launch of author-moderated replies. Now, anyone can choose to hide replies to their Tweets and everyone can see and engage with hidden replies by selecting an icon on the Tweet.
We continue to enhance the public conversation around events on Twitter with live and on-demand video content, including short videos and highlights, across sports, entertainment, news, and politics. This content improves the conversation on Twitter, expands the audience, and often creates additional ad revenue for Twitter and our partners. Recent examples include the National Basketball Association (NBA) and Turner Sports, bringing more live and on-demand NBA content to Twitter than ever before, and our partnership with ABC and the Academy of Motion Picture Arts and Sciences to live-stream the “Oscars All Access” official red-carpet pre-show.

Revenue reached $1.01 billion, up 11%, reflecting steady progress on revenue product and solid performance across most major geographies, with particular strength in US advertising. Operating income of $153 million reflects ongoing investments across our top initiatives to drive growth and better serve the public conversation.
We made steady progress in Q4 on our two most significant revenue product initiatives. First, we continued our work to rebuild our core ad server. Over the course of 2019, we shipped new ad platform services designed to help us innovate faster and deliver better returns for advertisers. We remain focused on completing our ad server rebuild in the first half of 2020. We also made progress on our next-generation Mobile Application Promotion (MAP) product (expected to launch in 2020) and shipped remediations designed to help address the third-party measurement issues we encountered in Q3. In combination, these initiatives will solidify our existing ad products and position Twitter to provide more direct response ad formats over time. We also believe we have a significant opportunity to help consumers benefit from a more personalized experience on Twitter, providing them with highly relevant content across both organic and promoted content.
Total revenue was $1.01 billion in Q4, an increase of 11%. Total US revenue was $591 million, an increase of 17%. Total international revenue was $416 million, an increase of 3%. Japan remains our second largest market, contributing $139 million, or 14% of total revenue in Q4.
Total advertising revenue was $885 million, an increase of 12%. Data licensing and other revenue totaled $123 million, an increase of 5%.
Operating income totaled $153 million, or 15% of total revenue, compared to $207 million, or 23% for the same period in 2018. We delivered net income of $119 million, net margin of 12%, and diluted EPS of $0.15.
We ended 2019 with more than 4,800 employees. We continue to attract and retain great people all over the world who believe in our purpose.
We continued to make progress on health. In Q4, we increased our efforts to protect the integrity of election-related conversations and proactively limit the visibility of unhealthy content on Twitter, resulting in a 27% decline in bystander reports on Tweets that violate our terms of service.
In Q4, we continued our work to proactively reduce abuse on Twitter, improving our machine-learning models to detect potential policy violations and sending more flagged Tweets to agents for review. This has resulted in Twitter taking down more abusive content, more proactively and faster than before, with a 27% decline in bystander reports on Tweets that violate our terms of service.

Protecting the integrity of election-related conversations is another key focus area. In Q4, we launched two initiatives designed to help people find original sources of political information by clearly identifying political candidates. We reintroduced Election Labels, which were first launched during the 2018 US midterm election, and we now identify candidates who qualify for the primary ballot for US House, US Senate, and gubernatorial races. These labels received overwhelmingly positive feedback from voters and candidates, and played a prominent role in election conversation.

We also launched the Twitter Privacy Center in Q4 to provide more clarity around what we are doing to protect the information people share with us. It is the central place that hosts everything that is part of our privacy and data protection work: related initiatives, announcements, new privacy products, and communication about security incidents. The Privacy Center makes it easier for people to find and learn more about the work we are doing to keep their data secure, including what data we collect, how we use it, and the controls they have. We also published our 15th Twitter Transparency Report in Q4, which now includes dedicated sections on platform manipulation and spam, our Twitter Rules enforcement, and state-backed information operations.
Q4 AND FISCAL YEAR 2019 FINANCIAL AND OPERATIONAL DETAIL
Fiscal Year 2019
We delivered a solid year of revenue growth in 2019 while continuing to invest. Accelerating audience growth and our increasingly differentiated value proposition for advertisers underscores the progress we’ve made as well as the significant opportunity ahead.
Total revenue for 2019 was approximately $3.46 billion, an increase of 14%, or 15% on a constant currency basis. Advertising revenue grew 14%, or 15% on a constant currency basis, primarily driven by 21% growth in the US.
Total costs and expenses (which include cost of revenue and all operating expenses) for 2019 totaled $3.09 billion, resulting in operating income of $366 million. The 19% increase in expenses was in line with our expectations for the year as we continued to focus on key investments to support our top priorities.

Stock-based compensation (SBC) expense for the year increased 16% to $378 million and remains 11% of revenue. We grew headcount by more than 900 employees, or 24% in 2019, and ended the year with over 4,800 employees. Headcount growth was higher than expected due to improved hiring and retention, along with ongoing conviction in our strategy and execution.
For fiscal 2019, we reported net income of $1.47 billion, net margin of 42% and diluted EPS of $1.87. Excluding the income tax benefit from the establishment of deferred tax assets related to intra-entity transfers of intangible assets totaling $1.21 billion, adjusted net income was $259 million, adjusted net margin was 7% and adjusted diluted EPS was $0.33. As a reminder, for fiscal 2018, we reported net income of $1.21 billion, with net margin of 40% and diluted EPS of $1.56. Excluding the income tax benefit from the release of deferred tax assets valuation allowance totalling $845 million, adjusted net income was $360 million, with adjusted net margin of 12% and adjusted diluted EPS of $0.47.
Net cash from operating activities was $1.30 billion, down 3% or approximately $36 million from 2018. Capital expenditures in 2019 totaled $535 million, up 10% from 2018, as we continued to invest in our infrastructure to support our product priorities and deliver our service. We generated $769 million of adjusted free cash flow in 2019 compared to $853 million in 2018.
Q4'19 Performance
Revenue
Total revenue was $1.01 billion in Q4, at the high end of our guidance range. The 11% increase marks the first time we delivered $1 billion in quarterly revenue. We believe that moderated performance in MAP and previously discussed issues in our personalization and data settings resulted in four or more points of reduced year-over-year growth in total global revenue in Q4, in line with our previous outlook.
Total US revenue was $591 million, an increase of 17%, driven by 20% growth in US advertising revenue.
Total international revenue was $416 million, an increase of 3%. Japan, our second largest market, grew 1%, contributing $139 million in Q4, or 14% of total revenue. We expect revenue in Japan, and international revenue more broadly, to benefit as we increase the stability, performance, and scale of MAP. Looking ahead, our work to deliver more direct response ad formats over time should further benefit these regions as well as the US.
Total advertising revenue was $885* million, an increase of 12%. Key results to note:
•By region, US advertising revenue totaled $509 million, an increase of 20%. We saw broad-based strength across verticals and robust seasonal demand. International ad revenue grew 3% to $375 million, reflecting overall steady growth in brand offset by MAP headwinds and previously discussed issues in our personalization and data settings. In APAC, for example, MAP revenue was down more than 25% in Q4 while brand revenue continues to grow, demonstrating the underlying strength in advertiser sentiment for Twitter that remains outside of the United States.
•By product, video ad formats continued to perform well, primarily driven by strength in Video Website Card and In-Stream Video Ads.
•By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. Our self-serve channel, while considerably smaller, continues to grow.
Data licensing and other revenue totaled $123 million, an increase of 5%. As expected, growth in developer and enterprise solutions (DES) moderated in 2019 as we have now transitioned many of our largest partners to market pricing. MoPub’s quarterly revenue remains relatively steady and we continue to expect it to stay at similar absolute levels over the next several quarters.
Advertising Metrics
Total ad engagements increased 29%, resulting primarily from increased impressions driven by audience growth and improved clickthrough rates (CTR), which grew on a year-over-year basis across the majority of ad types due to ongoing improvements in ad relevance.
Cost per engagement (CPE) decreased 13%, reflecting a continued mix shift to video ad formats (which have lower CPEs) and like-for-like price decreases across most ad formats. As a reminder, CPE is an output of our ads auction process, and will vary from one period to another based on geographic performance, auction dynamics, the strength of demand for various ad formats, and campaign objectives.
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*Please note that the sum of US ad revenue and international ad revenue does not add up to total advertising revenue in Q4'19 due to rounding.

Expenses
Total costs and expenses (which include cost of revenue and all operating expenses) grew 22% to $854 million, reflecting planned headcount growth and other investments in our objectives:
•Cost of revenue grew 17% to $314 million, primarily driven by higher revenue share expenses associated with increased video content and infrastructure-related expenses.
•Research and development expenses grew 40% to $198 million, primarily due to higher personnel-related costs as we continue to focus our investments on engineering, product, and design.
•Sales and marketing expenses grew 14% to $242 million, primarily due to higher personnel-related costs and allocated facilities and supporting overhead expenses, partially offset by a reduction in marketing expenses.
•General and administrative expenses grew 25% to $101 million, primarily due to higher personnel-related costs.
SBC grew 24% to $101 million and was approximately 10% of total revenue compared to 12% in the prior quarter.
Operating income was $153 million, or 15% of total revenue, compared to $207 million or 23% for the same period in 2018. The decrease in year-over-year operating income is primarily due to higher personnel-related costs.
Our GAAP tax provision in Q4 was $39 million with an effective tax rate of 25%. We expect our GAAP effective tax rate to be in the range of 14% to 24% in the near term, excluding one-time transactions and the impact of tax deductions for stock-based compensation, with quarterly variability mostly due to changes in profit by jurisdiction. As a reminder, most of our cash taxes will be driven by the tax expense of our foreign subsidiaries. Since we currently have a significant amount of tax attributes in the US (such as net operating losses, R&D credits, and SBC deductions), we expect our cash tax rate (which is calculated by dividing income taxes paid in cash by income before income taxes) to be in the range of 3% to 9% in the near term.
We delivered net income of $119 million, with net margin of 12% and diluted EPS of $0.15. In the same period last year, we reported net income of $255 million, with net margin of 28% and diluted EPS of $0.33. Excluding the income tax benefit from the release of deferred tax assets valuation allowance in the same period last year, adjusted net income was $135 million, with adjusted net margin of 15% and adjusted diluted EPS of $0.17.
Balance Sheet and Statement of Cash Flows
We ended the quarter with approximately $6.64 billion in cash, cash equivalents, and marketable securities. This includes net proceeds of $692 million in new long-term debt we issued in December 2019 for general corporate purposes.
GAAP net cash provided by operating activities in the quarter was $277 million, a decrease from $332 million in the same period last year. Capital expenditures totaled $150 million, compared to $69 million in the same period last year. As a result, our adjusted free cash flow for Q4 was $127 million, compared to $263 million in the same period in 2018.
Monetizable Daily Active Usage
Average mDAU was 152 million, an increase of 21%, primarily driven by product improvements, including increased relevance in the Home timeline and notifications. mDAU growth was broad-based, with double-digit increases in all of our top 10 markets.
By region:
•Average US mDAU was 31 million, compared to 27 million in the same period of the previous year and compared to 30 million in the previous quarter.
•Average international mDAU was 121 million, compared to 99 million in the same period of the previous year and compared to 115 million in the previous quarter.

Outlook
As we enter 2020, we are focused on four objectives to drive our work. These are similar to previous years, and our success will best be measured externally by our ability to grow our audience and deliver financial results in line with our guidance. Our company objectives are:
•Increasing development velocity and trust
•Increasing healthy public conversation
•Increasing revenue durability
•Enabling anyone, anywhere to work at Twitter
To support these objectives, we expect to grow headcount by 20% or more in 2020, especially in engineering, product, design, and research. Given investment decisions made in previous years and anticipated 2020 headcount growth, we expect total costs and expenses (which include cost of revenue and all operating expenses) to grow approximately 20% in 2020, ramping in absolute dollars over the course of the year.
Our investments also include building out a new data center in 2020 to add capacity to support audience and revenue growth. While the timing of these investments will be variable and spread out over multiple quarters, we expect capital expenditures to be weighted toward the second half of the year.
For Q1, we expect:
•Total revenue to be between $825 million and $885 million
•Operating income to be between $0 million and $30 million
For FY 2020, we expect:
•Stock-based compensation expense to be between $425 million and $475 million
•Capital expenditures to be between $775 million and $825 million
Note that our outlook for Q1 and the full year 2020 reflects foreign exchange rates as of January 2020.
For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.
Appendix
Fourth Quarter and Full Year 2019 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, February 6, 2020, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the fourth quarter and full fiscal year 2019. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
First Quarter Earnings Release Details
Twitter expects to release financial results for the first quarter of 2020 on April 30, 2020, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).
About Twitter, Inc. (NYSE: TWTR)
Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics
Twitter defines monetizable daily active usage or users* (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies.
The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the fourth quarter of 2019 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.
In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.
We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. Our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.

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*Please note that in Q4'19, in an effort to demonstrate more empathy for the people who use Twitter, we largely discontinued the use of the word "user" in our external communications, including in our earnings reports and SEC filings. The underlying definitions for our metrics did not change.

Forward-Looking Statements
This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance and strategies to improve financial and operating performance; Twitter’s anticipated strategies, and product and business plans, and its priorities, product initiatives and product development plans, including the completion of the full ad server rebuild and next generation MAP product efforts; Twitter’s expectations and strategies regarding the growth of its revenue, including the drivers of such growth, profitability, audience and engagement (including, in each case, any potential impact of its information quality efforts, and other operational decisions), monetization, advertiser base and spending, headcount growth targets, application of its abuse rules, allocation of resources; Twitter’s expectations regarding future capital expenditures and other expenses; and Twitter’s expectations regarding future taxes. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, adjusted diluted net income per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal year and quarter ended December 31, 2019, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income as net income adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income per share is calculated by dividing non-GAAP net income by GAAP diluted share count. Twitter defines adjusted EBITDA as net income adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain, if any. We have presented adjusted net income solely to exclude the income tax benefit from the establishment of deferred tax assets related to intra-entity transfers of intangible assets in the year ended December 31, 2019, and related to the release of deferred tax assets valuation allowance in the quarter and year ended December 31, 2018, and no other adjustments were made in the calculation of these measures. Adjusted net margin is calculated by dividing adjusted net income by GAAP revenue. Adjusted diluted net income per share is calculated by dividing adjusted net income by GAAP diluted share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).
Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted dilutive net income per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted diluted net income per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges that it excludes in non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted diluted net income per share, or the effect of the one-time income tax benefits related to the establishment of deferred tax assets or the release of deferred tax assets valuation allowance described above, which are non-operating benefits. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.
These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:	Press:

Cherryl Valenzuela	Giovanna Falbo

ir@twitter.com	press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,799,082	$1,894,444
Short-term investments	4,839,970	4,314,957
Accounts receivable, net	850,184	788,700
Prepaid expenses and other current assets	130,839	112,935
Total current assets	7,620,075	7,111,036
Property and equipment, net	1,031,781	885,078
Operating lease right-of-use assets	697,095	—
Intangible assets, net	55,106	45,025
Goodwill	1,256,699	1,227,269
Deferred tax assets, net	1,908,086	808,459
Other assets	134,547	85,705
Total assets	$12,703,389	$10,162,572
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$161,148	$145,186
Accrued and other current liabilities	500,893	405,751
Convertible notes, short-term	—	897,328
Operating lease liabilities, short-term	146,959	—
Finance lease liabilities, short-term	23,476	68,046
Total current liabilities	832,476	1,516,311
Convertible notes, long-term	1,816,833	1,730,922
Senior notes, long-term	691,967	—
Operating lease liabilities, long-term	609,245	—
Finance lease liabilities, long-term	205	24,394
Deferred and other long-term tax liabilities, net	24,170	17,849
Other long-term liabilities	24,107	67,502
Total liabilities	3,999,003	3,356,978
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,763,330	8,324,974
Accumulated other comprehensive loss	(70,534)	(65,311)
Retained earnings (accumulated deficit)	11,586	(1,454,073)
Total stockholders’ equity	8,704,386	6,805,594
Total liabilities and stockholders’ equity	$12,703,389	$10,162,572

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$1,007,341	$908,836	$3,459,329	$3,042,359
Costs and expenses
Cost of revenue	314,008	268,345	1,137,041	964,997
Research and development	198,240	141,174	682,281	553,858
Sales and marketing	241,561	211,774	913,813	771,361
General and administrative	100,648	80,635	359,821	298,818
Total costs and expenses	854,457	701,928	3,092,956	2,589,034
Income from operations	152,884	206,908	366,373	453,325
Interest expense	(26,377)	(37,273)	(138,180)	(132,606)
Interest income	33,927	37,013	157,703	111,221
Other income (expense), net	(2,340)	(111)	4,243	(8,396)
Income before income taxes	158,094	206,537	390,139	423,544
Provision (benefit) for income taxes	39,321	(48,766)	(1,075,520)	(782,052)
Net income	$118,773	$255,303	$1,465,659	$1,205,596
Net income per share:
Basic	$0.15	$0.34	$1.90	$1.60
Diluted	$0.15	$0.33	$1.87	$1.56
Weighted-average shares used to compute net income per share:
Basic	776,647	760,525	770,729	754,326
Diluted	788,684	776,129	785,531	772,686

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities
Net income	$118,773	$255,303	$1,465,659	$1,205,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	116,473	110,723	465,549	425,498
Stock-based compensation expense	101,296	81,887	378,025	326,228
Amortization of discount on convertible notes	20,047	31,017	113,298	105,926
Deferred income taxes	15,782	66,481	84,369	43,409
Deferred tax assets valuation allowance release	—	(119,835)	—	(845,129)
Deferred tax assets establishment related to intra-entity transfers of intangible assets	—	—	(1,206,880)	—
Impairment of investments in privately-held companies	—	—	1,550	3,000
Other adjustments	(3,065)	(8,301)	(16,906)	(14,139)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(160,932)	(166,260)	(67,000)	(130,871)
Prepaid expenses and other assets	(8,386)	23,236	(29,602)	126,470
Operating lease right-of-use assets	45,018	—	149,880	—
Accounts payable	15,545	21,057	2,946	(1,533)
Accrued and other liabilities	52,303	36,691	92,681	95,256
Operating lease liabilities	(35,675)	—	(130,205)	—
Net cash provided by operating activities	277,179	331,999	1,303,364	1,339,711
Cash flows from investing activities
Purchases of property and equipment	(151,615)	(74,021)	(540,688)	(483,934)
Proceeds from sales of property and equipment	1,868	4,943	6,158	13,070
Purchases of marketable securities	(1,857,429)	(1,280,084)	(5,798,111)	(5,334,396)
Proceeds from maturities of marketable securities	776,235	982,546	4,928,097	3,732,973
Proceeds from sales of marketable securities	193,791	16,590	367,116	58,721
Purchases of investments in privately-held companies	—	(1,200)	(51,163)	(3,375)
Proceeds from sales of long-lived assets	—	—	11,781	—
Business combinations, net of cash acquired	(9,362)	—	(29,664)	(33,572)
Other investing activities	—	(5,000)	(9,500)	(5,000)
Net cash used in investing activities	(1,046,512)	(356,226)	(1,115,974)	(2,055,513)
Cash flows from financing activities
Proceeds from issuance of senior notes	700,000	—	700,000	—
Proceeds from issuance of convertible notes	—	—	—	1,150,000
Purchases of convertible note hedges	—	—	—	(267,950)
Proceeds from issuance of warrants concurrent with note hedges	—	—	—	186,760
Debt issuance costs	(8,070)	(300)	(8,070)	(13,783)
Repayment of convertible notes	—	—	(935,000)	—
Taxes paid related to net share settlement of equity awards	(2,899)	(3,083)	(19,594)	(19,263)
Payments of finance lease obligations	(13,050)	(20,847)	(66,677)	(90,351)
Proceeds from exercise of stock options	35	164	788	3,415
Proceeds from issuances of common stock under employee stock purchase plan	17,169	12,951	42,378	29,288
Net cash provided by (used in) financing activities	693,185	(11,115)	(286,175)	978,116
Net increase (decrease) in cash, cash equivalents and restricted cash	(76,148)	(35,342)	(98,785)	262,314
Foreign exchange effect on cash, cash equivalents and restricted cash	6,366	915	4,576	(14,296)
Cash, cash equivalents and restricted cash at beginning of period	1,897,448	1,956,302	1,921,875	1,673,857
Cash, cash equivalents and restricted cash at end of period	$1,827,666	$1,921,875	$1,827,666	$1,921,875
Supplemental cash flow data
Income taxes paid in cash	$5,778	$6,244	$20,144	$33,065
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$—	$19,165
Equipment purchases under finance leases	$—	$—	$—	$16,086
Changes in accrued property and equipment purchases	$(11,694)	$5,148	$14,985	$(23,469)
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$1,799,082	$1,894,444	$1,799,082	$1,894,444
Restricted cash included in prepaid expenses and other current assets	1,862	1,698	1,862	1,698
Restricted cash included in other assets	26,722	25,733	26,722	25,733
Total cash, cash equivalents and restricted cash	$1,827,666	$1,921,875	$1,827,666	$1,921,875

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Non-GAAP net income and net income per share:
Net income	$118,773	$255,303	$1,465,659	$1,205,596
Exclude: Provision (benefit) for income taxes	39,321	(48,766)	(1,075,520)	(782,052)
Income before income taxes	158,094	206,537	390,139	423,544
Stock-based compensation expense	101,296	81,887	378,025	326,228
Amortization of acquired intangible assets	4,034	4,786	16,543	18,984
Non-cash interest expense related to convertible notes	20,047	31,017	113,298	105,926
Impairment (gain) on investments in privately-held companies	—	—	(8,611)	3,000
Restructuring charges	—	(2,989)	(217)	(4,255)
Non-GAAP income before income taxes	283,471	321,238	889,177	873,427
Non-GAAP provision (benefit) for income taxes(1)	87,859	77,097	(970,493)	209,623
Non-GAAP net income	$195,612	$244,141	$1,859,670	$663,804
GAAP diluted shares	788,684	776,129	785,531	772,686
Non-GAAP diluted net income per share	$0.25	$0.31	$2.37	$0.86
Adjusted EBITDA:
Net income	$118,773	$255,303	$1,465,659	$1,205,596
Stock-based compensation expense	101,296	81,887	378,025	326,228
Depreciation and amortization expense	116,473	110,723	465,549	425,498
Interest and other expense, net	(5,210)	371	(23,766)	29,781
Provision (benefit) for income taxes	39,321	(48,766)	(1,075,520)	(782,052)
Restructuring charges	—	(2,989)	(217)	(4,255)
Adjusted EBITDA	$370,653	$396,529	$1,209,730	$1,200,796
Stock-based compensation expense by function:
Cost of revenue	$6,019	$4,905	$22,797	$17,289
Research and development	59,564	43,589	209,063	183,799
Sales and marketing	21,717	18,624	85,739	71,305
General and administrative	13,996	14,769	60,426	53,835
Total stock-based compensation expense	$101,296	$81,887	$378,025	$326,228
Amortization of acquired intangible assets by function:
Cost of revenue	$4,034	$4,321	$15,923	$17,124
Sales and marketing	—	465	620	1,860
Total amortization of acquired intangible assets	$4,034	$4,786	$16,543	$18,984
Restructuring charges by function:
Cost of revenue	$—	$(179)	$(13)	$(257)
Research and development	—	(1,011)	(73)	(1,436)
Sales and marketing	—	(1,208)	(87)	(1,722)
General and administrative	—	(591)	(44)	(840)
Total restructuring charges	$—	$(2,989)	$(217)	$(4,255)
Non-GAAP costs and expenses:
Total costs and expenses	$854,457	$701,928	$3,092,956	$2,589,034
Less: stock-based compensation expense	(101,296)	(81,887)	(378,025)	(326,228)
Less: amortization of acquired intangible assets	(4,034)	(4,786)	(16,543)	(18,984)
Less: restructuring charges	—	2,989	217	4,255
Total non-GAAP costs and expenses	$749,127	$618,244	$2,698,605	$2,248,077
Adjusted free cash flow:
Net cash provided by operating activities	$277,179	$331,999	$1,303,364	$1,339,711
Less: purchases of property and equipment	(151,615)	(74,021)	(540,688)	(483,934)
Plus: proceeds from sales of property and equipment	1,868	4,943	6,158	13,070
Less: equipment purchases under finance leases	—	—	—	(16,086)
Adjusted free cash flow	$127,432	$262,921	$768,834	$852,761
Adjusted net income and adjusted diluted net income per share:
Net income	$118,773	$255,303	$1,465,659	$1,205,596
Exclude: benefit from deferred tax assets (2)	—	(119,835)	(1,206,880)	(845,129)
Adjusted net income	$118,773	$135,468	$258,779	$360,467
GAAP diluted shares	788,684	776,129	785,531	772,686
Adjusted diluted net income per share	$0.15	$0.17	$0.33	$0.47

(1) The non-GAAP benefit from income taxes for the year ended December 31, 2019 includes a benefit of $1.21 billion from the establishment of deferred tax assets from intra-entity transfers of intangible assets.
(2) The benefit from deferred tax asset in the year ended December 31, 2019 is primarily related to the establishment of deferred tax assets from intra-entity transfers of intangible assets. The benefit from deferred tax assets valuation allowance release in the three months ended December 31, 2018 represents the change in estimate for the full year realization of our deferred tax assets. The benefit from deferred tax assets in the year ended December 31, 2018 is primarily due to income tax benefits primarily driven by the release of deferred tax assets valuation allowance for the United States and Brazil.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect:
Revenue(1)	$1,007	$909	$3,459	$3,042
Foreign exchange effect on 2019 revenue using 2018 rates	(1)		26
Revenue excluding foreign exchange effect	$1,006		$3,485
Revenue year-over-year change percent	11%		14%
Revenue excluding foreign exchange effect year-over-year change percent	11%		15%

Advertising revenue	$885	$791	$2,993	$2,617
Foreign exchange effect on 2019 advertising revenue using 2018 rates	(1)		26
Advertising revenue excluding foreign exchange effect	$884		$3,019
Advertising revenue year-over-year change percent	12%		14%
Advertising revenue excluding foreign exchange effect year-over-year change percent	12%		15%

Data licensing and other revenue	$123	$118	$466	$425
Foreign exchange effect on 2019 data licensing and other revenue using 2018 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$123		$466
Data licensing and other revenue year-over-year change percent	5%		10%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	5%		10%

International revenue	$416	$403	$1,515	$1,400
Foreign exchange effect on 2019 international revenue using 2018 rates	(1)		26
International revenue excluding foreign exchange effect	$415		$1,541
International revenue year-over-year change percent	3%		8%
International revenue excluding foreign exchange effect year-over-year change percent	3%		10%

International advertising revenue	$375	$366	$1,358	$1,264
Foreign exchange effect on 2019 international advertising revenue using 2018 rates	(1)		26
International advertising revenue excluding foreign exchange effect	$374		$1,384
International advertising revenue year-over-year change percent	3%		7%
International advertising revenue excluding foreign exchange effect year-over-year change percent	2%		9%

(1) Note the sum of advertising revenue and data licensing and other revenue does not add up to total revenue in the three months ended December 31, 2019 above due to rounding.